EX-99.28(h)(1)(b)

THIRD AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of the 29th day of January, 2010, to the Fund Administration Servicing Agreement, dated August 27, 1999, as amended January 1, 2002 and August 28, 2006 (the “Agreement”), is entered into by and between JACOB FUNDS INC. f/k/a JACOB INTERNET FUND INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

NOW THEREFORE, the Company and USBFS agree as follows:

Effective December 22, 2009, the name Jacob Internet Fund Inc. was changed to Jacob Funds Inc.  Accordingly, all references to Jacob Internet Fund Inc. in the Agreement should be replaced with Jacob Funds Inc.

Part IV. of the Agreement shall be superseded and replaced with the following:

Part IV. Additional Funds  In the event that the Company establishes one or more Funds with respect to which it desires to have USBFS render fund administration services, under the terms hereof, it shall so notify USBFS in writing, and if USBFS agrees in writing to provide such services, such Funds will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by USBFS on a discrete basis.  The Funds currently covered by this Agreement are:

Jacob Internet Fund

Jacob Small Cap Growth Fund

Jacob Wisdom Fund

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.                                                                           U.S. BANCORP FUND SERVICES, LLC

By:           /s/ Ryan Jacob                                                      By:           /s/ Michael R. McVoy

Name:           Ryan Jacob                                                    Name:  Michael R. McVoy
Title:           Chairman                                                         Title:  Executive Vice President